Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 13, 2009, on the financial statements and internal control over financial reporting of Pure Cycle Corporation, which report appears in the Annual Report on Form 10-K of Pure Cycle Corporation for the year ended August 31, 2009, and to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ GHP Horwath, P.C.
Denver, Colorado
July 16, 2010